AMENDMENT TO CONSULTING AGREEMENT

                              June 15, 2005


WHEREAS, Casual Male Retail Group, Inc., (formerly Designs, Inc., the "Corporation") and Jewelcor Management, Inc. (the "Independent Contractor") entered into a certain Consulting Agreement dated as of April 29, 2000, as amended by Letter Agreement dated April 28, 2001, by Letter Agreement dated as of April 28, 2002, by Amendment to Consulting Agreement dated as of April 29, 2003, by Amendment to Consulting Agreement dated as of April 26, 2004, and by Amendment to Consulting Agreement dated as of August 26, 2004 (hereinafter referred to as the "Agreement"), and


WHEREAS, Corporation and Independent Contractor wish to amend, modify and/or restate certain terms, provisions, conditions and covenants of the Agreement.


NOW THEREFORE, in consideration of the foregoing, and for and in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and the Independent Contractor hereby agree to amend the Agreement as follows:


1.	Effective May 9, 2005, subject to the provisions of Section 4 of the Agreement, the consideration to be furnished to the Independent Contractor by the Corporation for the Services rendered by the Independent Contractor under the Agreement shall consist of (a) annual compensation of $412,000 payable, at the election of the Independent Contractor, either in cash or in non-forfeitable, fully paid and non-assessable shares of Common Stock of the Corporation, the number of which shares of Common Stock shall be valued as of, and determined by, the last closing price on May 9, 2005, and (b) an annual amount of $24,000 payable in monthly installments of $2,000 per month for the reimbursement of expenses incurred by the Independent
Contractor in the rendering of Services under the Agreement.

Section 4 of the Agreement is further amended as follows:


4.5   Bonus

The Independent Contractor is eligible to participate in the Company's 2005 Executive Incentive Program, pursuant to which the Independent Contractor may receive a Bonus Award
Payout up to $460,000, if the Company achieves certain specific sales and EBITDA thresholds as described in the 2005 Executive Incentive Program. A copy of the 2005 Executive Incentive Program is attached hereto. This Agreement must be in force at the end of the respective fiscal year and at the time the bonus is distributed to be eligible to receive such payout.


The remaining terms of the Agreement shall remain in full force and effect without change. For the avoidance of doubt, the parties hereby agree and acknowledge that the foregoing extension does not change the compensation or other rights or obligations of the parties originally provided in the Agreement with respect to any prior period.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Consulting Agreement as a sealed instrument, in any number of counterpart copies, each of which shall be deemed an original for all purposes, as of the day and year first written above.

						THE CORPORATION:
						CASUAL MALE RETAIL GROUP, INC.


						By:  /s/ DAVID LEVIN
						Name:  David Levin
						Title:  President and Chief
						Executive Officer

						By:  /s/ DENNIS R. HERNREICH
                                    Name:  Dennis R. Hernreich
                                    Title:  Executive Vice President,
                                    Chief Operating Officer, Chief
                                    Financial Officer, Treasurer and
                                    Secretary

                                    INDEPENDENT CONTRACTOR:
                                    JEWELCOR MANAGEMENT, INC.

                                    By:  /s/ SEYMOUR HOLTZMAN
                                    Name:  Seymour Holtzman
                                    Title:  Chief Executive Officer